Exhibit 99.1
Professional Diversity Network, Inc. Announces its 2014 Financial Results

CHICAGO, March 31, 2015 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ:IPDN), (“PDN”) a developer and operator of online networks that provide access to employment opportunities for diverse professionals in the United States, announced today its fiscal year-end financial results for the year ended December 31, 2014.

Highlights include:

•	Revenue booked increased from $1.5M in 4Q2013 to $8.3M in 4Q2014

•	Unaudited revenue booked in 1Q2015 increased to $11.2M from $1.6M in 1Q2014

•	218,000 new PDN-specific registrations in March 2015 versus 37,000 in March 2014

2014 Year-End Financial Results

For the year ended December 31, 2014, PDN reported total revenue of $11,643,731, a 189% increase from the year ended December 31, 2013, attributable primarily to the integration of NAPW and Noble Voice and the increase in PDN direct sales. Total revenue for the fourth quarter of 2014 was $7,798,410, compared to $1,158,632 in the same period one year prior.

Total operating expenditures during 2014 increased from $6,044,999 to $17,241,301. For the quarter ended December 31, 2014, total operating expenditures were $11,469,128, an increase of $9,440,245 from $2,028,883 in the fourth quarter of 2013, primarily attributable to the merger with NAPW and acquisition of Noble Voice.

PDN reported a comprehensive loss for the year ended December 31, 2014 of $3,658,076 or $0.46 per share - compared to a comprehensive loss of $1,436,387, or $0.23 per share, in the year prior. Comprehensive loss for the quarter ended December 31, 2014 was $1,966,346 - compared to a comprehensive loss in the same period of the prior year of $540,766.

Total stockholders’ equity at December 31, 2014 was $53,642,022, a decrease of $1,451,450 or 2.6% lower than the $55,093,472 at September 30, 2014.

Loss from operations during 2014 was $5,597,570 compared to a loss of $2,010,355 in the prior year, representing a 178% increase. During the fourth quarter of 2014, loss from operations was $3,670,718, compared to a loss of $870,251 during the same period one-year prior.

As of December 31, 2014 the Company had $6,718,345 in cash and short term investments and $11,844,718 in current assets, which represents a decrease of $8,208,983 in current assets from the prior year ended December 31, 2013, due to the merger with NAPW and the acquisition of Noble Voice, including transaction-related professional fees.  Accounts receivable as of December 31, 2014 was $3,448,748, 183% more than the $1,218,112 which PDN reported at the end of 2013. Total assets for the period were $74,592,472, an increase of $52,572,275 from $22,020,197 that PDN reported during for the year December 31, 2013, largely attributable to the merger with NAPW and the acquisition of Noble Voice.

"Our year end results begin to illustrate the potential for us as we expand our footprint in the diversity recruitment arena.  We acquired an important asset in the fourth quarter as well as implemented numerous expense reductions related to our NAPW purchase at the end of the third quarter. I look forward to discussing these successes on the forthcoming conference call," said Professional Diversity Network's CEO James Kirsch. Mr. Kirsch continued, "During the fourth quarter, we increased our bookings by 596% over the third quarter of 2014.  As this is the last day of the first quarter of 2015, we are reporting that as of March 30, 2015 our company-wide bookings, unaudited, are $11.2 million, a 595% increase over the first quarter of 2014.”

PDN will host a conference call at 4:30 pm Eastern Time today to discuss the financial results. Please call (877) 407-9205 (US toll free) or (201) 689-8054 (International) to participate in the call, no passcode needed. A replay of this conference call will also be available following the call at http://investor.prodivnet.com.

	Year Ended December 31,
	2014	2013

Revenues
Recruitment services	$2,920,791	$2,468,382
Consumer advertising and consumer marketing solutions revenue	1,491,943	1,566,262
Membership fees and related services	5,932,138	-
Lead generation revenue	1,061,041	-
Product sales and other revenue	237,818	-
Total revenues	11,643,731	4,034,644

Costs and expenses:
Cost of sales and services	2,153,900	1,152,544
Sales and marketing	8,040,797	2,346,847
General and administrative	6,392,109	2,268,118
Depreciation and amortization	1,084,451	281,648
Gain on bargain purchase of business	(429,956)	-
Gain on sale of property and equipment	-	(4,158)
Total costs and expenses	17,241,301	6,044,999

Loss from operations	(5,597,570)	(2,010,355)

Other income (expense)
Interest expense	(3,370)	(155,136)
Interest and other income	84,519	25,765
Acquisition related costs	(1,195,195)	-
Loss on sale of marketable securities	-	(7,640)
Other income (expense), net	(1,114,046)	(137,011)

Change in fair value of warrant liability	(8,568)	330,147

Loss before income tax benefit	(6,720,184)	(1,817,219)
Income tax benefit	(3,062,108)	(380,832)
Net loss	$(3,658,076)	$(1,436,387)

Other comprehensive (loss) income:
Net loss	$(3,658,076)	$(1,436,387)
Reclassification adjustments for losses on marketable securities included in net income	-	7,640
Comprehensive loss	$(3,658,076)	$(1,428,747)

Net loss per common share, basic and diluted	$(0.46)	$(0.23)

Weighted average shares used in computing net loss per common share:
Basic and diluted	8,016,074	6,318,085

Pro forma computation related to conversion to a C corporation upon completion of initial public offering in 2013:
Historical pre-tax net loss before taxes		$(1,817,219)
Pro-forma tax benefit		(740,939)
Pro-forma net loss		$(1,076,280)
Pro-forma loss per share - basic and diluted
Unaudited pro-forma loss per share		$(0.17)
Weighted average number of shares outstanding		6,318,085

	December 31,
	2014	2013

Current Assets:
Cash and cash equivalents	$1,519,467	$18,736,495
Accounts receivable	3,448,748	1,218,112
Short-term investments	5,198,878	-
Incremental direct costs	900,868	-
Prepaid license fee	337,500	-
Prepaid expenses and other current assets	381,057	99,094
Deferred tax asset	58,200
Total current assets	11,844,718	20,053,701

Property and equipment, net	874,769	54,781
Capitalized technology, net	526,070	692,511
Goodwill	45,180,531	735,328
Intangible assets, net	14,934,225	90,400
Merchant reserve	860,849	-
Deferred tax asset	-	380,832
Security deposits	371,310	12,644
Total assets	$74,592,472	$22,020,197

Current Liabilities:
Accounts payable	$4,941,135	$222,961
Accrued expenses	549,727	188,462
Deferred revenue	10,078,938	1,024,420
Customer deposits	337,500	-
Notes payable	1,389,386	-
Note payable - related party	437,186	-
Warrant liability	93,789	85,221
Capital lease obligations	15,232	-
Total current liabilities	17,842,893	1,521,064

Deferred rent	25,946	-
Deferred tax liability	3,081,611	-
Total liabilities	20,950,450	1,521,064

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value, 25,000,000 shares authorized, 12,928,072 shares and 6,318,227 shares issued as of December 31, 2014 and 2013, respectively, and 12,719,689 and 6,316,027 shares outstanding as of December 31, 2014 and 2013, respectively	127,280	63,182
Additional paid in capital	58,646,322	21,883,593
Accumulated deficit	(5,094,463)	(1,436,387)
Treasury stock, at cost; 8,382 shares at December 31, 2014 and 2,200 shares at December 31, 2013	(37,117)	(11,255)
Total stockholders' equity	53,642,022	20,499,133

Total liabilities and stockholders' equity	$74,592,472	$22,020,197

About Professional Diversity Network (PDN)
Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements
This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

CONTACT: Professional Diversity Network, Inc.
 David Mecklenburger, CFO
 312-614-0944
 dmecklenburger@prodivnet.com

Corporate Services Advisor
 Merriman Capital, Inc.*
 Alexandra Petek
 415-248-5681
 apetek@merrimanco.com
 *Member FINRA / SIPC